EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 28, 2013 (“Effective Date”) by and between US Precious Metals, Inc., a Delaware corporation (the “Company”) and Hans H. Hertell (“Executive”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment and Term.

(a) Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company during the Term (as defined herein).

(b). The term of this Agreement will commence on the Effective Date and will continue until terminated under the terms hereof (the “Term”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as President of the Company and shall perform such duties consistent with such position, as the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. These assignments may include directing and reviewing corporate mergers and acquisitions. Executive shall be a senior officer of the Company and report directly to the Chief Executive Officer and to the Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving as the president in a company of the size and nature of the Company.

(b) The Company has nominated Executive as a member of the Board, and Executive shall serve as a member of the Board for each period for which he is so elected.

(c) Executive agrees to adhere to any blackout period established by the Board which precludes the acquisition and/or disposition of common stock of the Company in the public market.

3. Compensation.

(a) Base Salary. Subject to the other terms and conditions of this Section 3(a), the Company shall pay Executive a base salary at the annual rate of $500,000, which shall be adjusted pro-rata for any period less than full year. Executive’s annual base salary payable hereunder is referred to herein as the “Base Salary.” The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments. Base Salary will be payable in accordance with Employer’s normal payroll practices with such payroll deductions and withholdings as required by law. Notwithstanding anything to the contrary herein; during the Term, (i) the Base Salary shall be deferred and not payable (or accrued) until such time as the Company generates monthly gross revenues from its plasma processing operations of at least one million dollars ($1,000,000) for two (2) consecutive months (“Performance Event”), and (ii) upon the Company achieving the Performance Event, the Base Salary shall commence effective as of the first day of the stated two (2) consecutive month period and shall continue throughout the Term.

(b) Stock Grant. In addition, upon occurrence of the Performance Event, the Executive will be entitled to receive a stock award of 1,000,000 shares of common stock (“Stock Grant”), which shall vest immediately. Executive represents and warrants that he is acquiring the stated shares for investment purposes and not for distribution. Executive acknowledges that the Stock Grant is restricted securities as that term is defined under federal securities laws.

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4. Intentionally Left Blank

5. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in, to the extent established by the Company; (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

(b) Vacation. During the Employment Period, Executive shall receive four (4) weeks of paid vacation per annum, pro-rated for a lesser period. Vacation not taken in any year can be carried over to subsequent years.

(c) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(d) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Term in the performance of Executive’s duties hereunder, and upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(e) Travel Expenses. Executive may be asked to travel for the Company domestically and internationally. The Company will pay for airfare and hotels directly. Airfare and Hotel selection will be subject to written guidelines. Travel expenses will be reviewed on a quarterly basis.

(f) O&D Insurance. The Company will endeavor to obtain an officer and director insurance policy and such policy will include the Executive as an insured party in his respective capacities.

6. Termination of Employment. Either party may terminate this Agreement by providing at least ten (10) days written notice to the other party. All obligations under this Agreement shall terminate at the expiration of the stated ten (10) day period (“Termination Date”), except for amounts that have been earned prior to the Termination Date. For clarification purposes, if the Termination Date occurs prior to the occurrence of the Performance Event, the Executive will not be entitled to the Base Salary or the Stock Grant.

7. Non-Competition and Confidentiality.

(a) Non-Competition. During the Term, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of

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Executive’s breach of this Paragraph 7(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

8. Miscellaneous.

(a) Survival. Paragraphs 7 (relating to nondisclosure and non-solicitation of employees) and 8(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 6 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).

(c) Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement and each of the agreements evidencing the terms herein shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Notwithstanding anything to the contrary contained herein, in the event of conflict between the terms and conditions herein and the terms and conditions of the Plan, the terms and conditions herein shall prevail at the point of conflict.

(f) Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any

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occasion or series of occasions.

(h) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by a reputable overnight delivery service, and shall be addressed as follows and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

US Precious Metals, Inc.

176 Route 9 North

Suite 306

Marlboro, NJ 07728

with a copy to:

Daniel H. Luciano, Esq.

242A West Valley Brook Rd.

Califon, New Jersey 07830

If to Executive:

Hans H. Hertell

206 Tetuan,

San Juan, Puerto Rico

(i) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(j) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(l) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(m) Governing Law. This Agreement shall be governed by the laws of the State of New jersey, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply, with exclusive jurisdiction resting in any federal or state court of New Jersey.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

“Company”: US Precious Metals, Inc.

a Delaware Company

By:/s/ Gennaro Pane

Gennaro Pane-Chairman

“Executive”:

By: /s/ Hans Hertell

Hans H. Hertell